Exhibit 99.1

                         HENLEY LIMITED PARTNERSHIP
                      ANNOUNCES RECORD DATE FOR MERGER
                                AND DELISTING

BRAINTREE, Massachusetts - (BUSINESS WIRE) - April 4, 2003 - Henley Limited Partnership (NYSE: HYN) (formerly Boston Celtics Limited Partnership) today announced that April 16, 2003 is the record date for its previously disclosed merger transaction that would result in the payment of cash consideration to unaffiliated Henley unitholders. At the close of business on April 16, 2003, Henley's transfer books will be permanently closed and the units will be suspended from trading on the New York Stock Exchange and Boston Stock Exchange. After April 16, 2003, Henley units no longer will trade on the New York Stock Exchange or the Boston Stock Exchange. Henley will not contest the delisting of Henley units from the New York Stock Exchange or the Boston Stock Exchange.

Henley has mailed to unitholders of record detailed information regarding the merger. Related materials also have been filed with the SEC. Henley anticipates that the merger will be consummated in late April or early May 2003, after which initial merger consideration, consisting of $27.00 per unit, will be paid to unitholders who submit applicable documentation to Mellon Investor Services LLC, Henley's paying agent for the merger. After the merger is consummated, checks representing initial merger consideration are expected to be mailed within ten days after all requisite documentation in proper form is received by Mellon Investor Services. Unitholders of record who have submitted the applicable documentation potentially may also receive additional merger consideration in the future, as described in the materials that have been mailed and filed with the SEC. Unitholders with questions should contact Mellon Investor Services at 1-888-778-1314.

This press release contains forward-looking statements conveying management's expectations as to the timing of Henley's proposed merger transaction and the payment of merger consideration. Forward-looking statements involve inherent risks and uncertainties. Factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the timing and nature of regulatory approvals relating to the merger, satisfaction of conditions to the closing of the merger, and delays in receipt by Mellon Investor Services of unit certificates and other documentation from unitholders.